Exhibit 1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of May 8, 2013, between Vermillion, Inc., a Delaware corporation (the “Company”), and each purchaser identified on Exhibit A hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign), including without limitation the Commission.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” shall have the meaning ascribed to such term in the preamble.

“Auditors” shall have the meaning ascribed to such term in Section 3.11.

“Benefit Plans” shall have the meaning ascribed to such term in Section 3.3.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” shall have the meaning ascribed to such term in Section 2.2.

“Closing Date” shall have the meaning ascribed to such term in Section 2.2.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” shall have the meaning ascribed to such term in the preamble.

“Company IP” shall have the meaning ascribed to such term in Section 3.22(a).

“Company-Owned IP” shall have the meaning ascribed to such term in Section 3.22(a).

“Company Products” shall have the meaning ascribed to such term in Section 3.22(a).

“Company Registered Intellectual Property” shall have the meaning ascribed to such term in Section 3.22(a).

“Disclosure Schedules” shall have the meaning ascribed to such term in ARTICLE III.

“Effective Date” means the earliest of the date that (a) the initial Registration Statement has been declared effective by the Commission, (b) all of the Registrable Securities have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions or (c) following the one year anniversary of the Closing Date provided that a holder of Registrable Securities is not an Affiliate of the Company, all of the Registrable Securities may be sold pursuant to an exemption from registration under Section 4(1) of the Securities Act without volume or manner-of-sale restrictions and Company counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Registrable Securities pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

“Environmental Laws” shall have the meaning ascribed to such term in Section 3.17.

“ERISA” shall have the meaning ascribed to such term in Section 3.18(g).

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.10.

“Except as disclosed in the SEC Reports” shall be construed to mean only those matters that are reasonably apparent and fairly disclosed in the SEC Reports (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking). For purposes of this definition, “SEC Reports” shall only include SEC Reports filed with or furnished to the Commission since January 1, 2012.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the U.S. Food and Drug Administration.

“GAAP” shall have the meaning ascribed to such term in Section 3.8.

“Intellectual Property Rights” means (i) worldwide patents, patent applications, invention disclosures and other rights of invention, filed with any governmental authority, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and all reexamined patents or other applications or patents claiming the benefit of the filing date of any of the foregoing (collectively, “Patents”); (ii) worldwide (A) registered trademarks and service marks and registrations and applications for such registrations, and (B) unregistered trademarks and service marks, trade names, fictitious business names, corporate names, trade dress, logos, product names and slogans, including any common law rights; in each case together with the goodwill associated therewith (collectively, “Trademarks”); (iii) worldwide (A) registered copyrights in published or unpublished works, mask work rights and similar rights, including rights created under Sections 901-914 of Title 17 of the United States Code, mask work registrations, and copyright applications for registration, including any renewals thereof, and (B) any unregistered copyrightable works and other rights of authorship in published or unpublished works (collectively, “Copyrights”); (iv) worldwide (A) internet domain names; (B) website content; (C) telephone numbers; and (D) moral rights and publicity rights (collectively, “Owned Rights”); (v) any computer program or other software (irrespective of the type of hardware for which it is intended), including firmware and other software embedded in hardware devices, whether in the form of source code, assembly code, script, interpreted language, instruction sets or binary or object code (including compiled and executable programs), including any library, component or module of any of the foregoing, including, in the case of source code, any related images, videos, icons, audio or other multimedia data or files, data files, and header, development or compilations tools, scripts, and files (collectively, “Software”), and (vi) worldwide confidential or proprietary information or trade secrets, including technical information, inventions and discoveries (whether or not patentable and whether or not reduced to practice) and improvements thereto, know-how, processes, discoveries, developments, designs, techniques, plans, schematics, drawings, formulae, preparations, assays, surface coatings, diagnostic systems and methods, patterns, compilations, databases, database schemas, specifications, technical data, inventions, concepts, ideas, devices, methods, and processes (collectively, “Proprietary

Information”); and includes any rights to exclude others from using or appropriating any Intellectual Property Rights, including the rights to sue for or assets claims against and remedies against past, present or future infringements or misappropriations of any or all of the foregoing and rights of priority and protection of interests therein, and any other proprietary, intellectual property or other rights relating to any or all of the foregoing anywhere in the world.

“Legend Removal Date” shall have the meaning ascribed to such term in Section 5.1(c).

“Lien” means any deed of trust, mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, right of first refusal, charge, encumbrance, lien, statutory lien of any kind or nature (including landlord’s, warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s or other like liens), or other security agreement or security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing, but excluding any non-exclusive license of intellectual property and any restriction imposed under applicable securities laws.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents.

“Material Contract” shall have the meaning ascribed to such term in Section 3.13.

“Material IP” shall have the meaning ascribed to such term in Section 3.22(d).

“Material Registered Intellectual Property” shall have the meaning ascribed to such term in Section 3.22(f).

“Money Laundering Laws” shall have the meaning ascribed to such term in Section 3.33.

“Nasdaq” means The NASDAQ Stock Market, LLC.

“OFAC” shall have the meaning ascribed to such term in Section 3.34.

“Open Source Materials” shall have the meaning ascribed to such term in Section 3.22(a).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Purchasers” means Oracle Partners, LP and Oracle Ten Fund Master, LP (together, “Oracle”) and Jack Schuler and their respective successors and assigns.

“Purchase Price” shall have the meaning ascribed to such term in Section 2.1.

“Purchaser Party” shall have the meaning ascribed to such term in Section 5.7.

“Purchasers” shall have the meaning ascribed to such term in the preamble.

“Quest Agreement” shall have the meaning ascribed to such term in Section 3.22(c).

“Quest Diagnostics” shall have the meaning ascribed to such term in Section 3.22(c).

“Registered Intellectual Property” means, with respect to any Person, all worldwide (i) Patents, (ii) registered Trademarks and registrations and applications related thereto, (iii) registered internet domain names and telephone numbers, and (iv) registered Copyrights and applications therefor, in each case that is owned by, registered or filed in the name of, such Person or any subsidiary of such Person.

“Registration Statement” means a registration statement meeting the requirements set forth in the Stockholders Agreement and covering the resale by the Purchasers of the Shares and the Warrant Shares.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.7.

“Securities” means the Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Purchase Price” shall have the meaning ascribed to such term in Section 2.1.

“Shares” shall have the meaning ascribed to such term in Section 2.1.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the Closing Date, among the Company and the Purchasers, in the form of Exhibit B attached hereto.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1 and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Third Party Intellectual Property Rights” means, with respect to any Person, any Intellectual Property Rights owned by, or exclusively licensed by, another Person (other than by a subsidiary of such first Person or by a Person of which such first Person is a subsidiary).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Warrants, the Stockholders Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Well Fargo Shareowner Services, the current transfer agent of the Company, with a mailing address of Mr. Dan Loeffler, Wells Fargo Shareowner Services, MAC N9100-030, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4100 and a facsimile number of 651-450-4078, and any successor transfer agent of the Company.

“Warrant Purchase Price” shall have the meaning ascribed to such term in Section 2.1.

“Warrant Shares” shall have the meaning ascribed to such term in Section 2.1.

“Warrants” shall have the meaning ascribed to such term in Section 2.1.

ARTICLE II.

PURCHASE AND SALE

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue and sell to the Purchasers, and the Purchasers shall, severally and not jointly, purchase from the Company: (a) an aggregate of 8,000,000 shares of Common Stock (collectively, the “Shares”) in the amounts set forth opposite their respective names on Exhibit A, at a price per Share equal to $1.46, and for an aggregate purchase price of $11,680,000 (the “Share Purchase Price”); and (b) warrants (the “Warrants”) to purchase an aggregate of 12,500,000 shares of Common Stock (the “Warrant Shares”) with an exercise price of $1.46 per share in the amounts set forth opposite their respective names on Exhibit A hereto, and for a price per Warrant of $0.125 and an aggregate purchase price of $1,562,500 (the “Warrant Purchase Price” and together with the Share Purchase Price, the “Purchase Price”).

2.2 Closing. The Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers agree, severally and not jointly, to purchase the Shares and Warrants. The closing of the purchase and sale of the Shares and Warrants (the

“Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York, one Business Day following the satisfaction or waiver of the conditions set forth in Section 2.4, or at such other time and place or on such date as the Purchasers and the Company may agree upon (such date is hereinafter referred to as the “Closing Date”). At the Closing, the entire Purchase Price shall be paid by the Purchasers in cash, by wire transfer of immediately available funds, to an account previously designated in writing by the Company against the issuance by the Company of the Shares and Warrants.

2.3 Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii) the Stockholders Agreement duly executed by the Company;

(iii) a legal opinion of Paul Hastings LLP, counsel to the Company, substantially in the form of Exhibit C attached hereto;

(iv) a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver to each Purchaser, on an expedited basis, a certificate evidencing the number of Shares set forth opposite such Purchaser’s name on Exhibit A hereto, registered in the name of such Purchaser;

(v) a Warrant, substantially in the form attached hereto as Exhibit D, registered in the name of such Purchaser to purchase up to a number of shares of Common Stock set forth opposite their respective names on Exhibit A hereto (such Warrant certificate to be delivered as promptly as practicable after the Closing Date but no in no event more than three Trading Days after the Closing Date);

(vi) the Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Accounting Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (i), (ii), (iv), (v), (vi) and (vii) of Section 2.4(b); and

(vii) the Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares and Warrants, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(b) On or prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i) this Agreement duly executed by such Purchaser;

(ii) the Stockholders Agreement duly executed by such Purchaser; and

(iii) the Purchase Price by wire transfer to the account specified by the Company.

2.4 Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects on the Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Closing Date shall have been performed in all material respects;

(iii) the delivery by each Purchaser of the items set forth in Section 2.3(b) of this Agreement; and

(iv) the delivery to the Company’s Board of Directors of a written opinion from Emerging Growth Equities, Inc. stating that the transactions contemplated hereby are fair to the Company and the Stockholders from a financial point of view.

(b) The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i) the representations and warranties made by the Company in ARTICLE III hereof qualified as to materiality shall be true and correct as of the date hereof and the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Company in ARTICLE III hereof not qualified as to materiality shall be true and correct in all material respects as of the date hereof and the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date;

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date, whether under this Agreement or the other Transaction Documents, shall have been performed;

(iii) the delivery by the Company of the items set forth in Section 2.3(a) of this Agreement;

(iv) the Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Shares and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect;

(v) no judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents;

(vi) no stop order or suspension of trading shall have been imposed by Nasdaq, the Commission or any other governmental or regulatory body with respect to public trading in the Common Stock that is continuing; and

(vii) there shall have been no Material Adverse Effect with respect to the Company since the date hereof.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchasers that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

3.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect. The Company’s Subsidiaries are listed on Schedule 3.1 hereto.

3.2 Authorization; Enforcement. The Company has all corporate right, power and authority to enter into the Transaction Documents and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of the Transaction Documents by the Company, the authorization, sale, issuance and delivery of the Securities contemplated herein and the performance of the Company’s obligations hereunder and thereunder has been taken. The Transaction Documents have been (or upon delivery will have been) duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms and subject to laws of general application relating to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

3.3 Capitalization. Schedule 3.3 sets forth as of the date hereof (a) the authorized capital stock of the Company; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock issuable pursuant to the Company’s stock plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Shares) exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities law and any rights of third parties. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable state and federal securities law and any rights of third parties and are owned by the Company, beneficially and of record, subject to no lien, encumbrance or other adverse claim. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described on Schedule 3.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement and shares issued to officers, directors, employees, and consultants pursuant to employee benefit plans (“Benefit Plans”) as disclosed in the SEC Reports; and, neither the Company nor any of its Subsidiaries is currently in negotiations or has any commitments for the issuance of any equity securities of any kind, other than in connection with this Agreement. Except as described on Schedule 3.3 and except for the Stockholders Agreement and Benefit Plans, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as described on Schedule 3.3 and except as provided in the Stockholders Agreement, no Person has the right to require the Company to register any securities of the Company under the Securities Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person. The issuance and sale of the Shares hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Purchasers) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security. Except as described on Schedule 3.3, the Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

3.4 Issuance; Reservation of Shares. The issuance of the Shares has been duly and validly authorized by all necessary corporate and stockholder action, and the Shares, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and shall be free and clear of all encumbrances and restrictions (other than as provided in the Transaction Documents). The issuance of the Warrants has been duly and validly authorized by all necessary corporate and stockholder action, and the Warrant Shares, when issued upon the due exercise of the Warrants, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances (other than as provided in the Transaction Documents). The Company has reserved, and will reserve, at all times that the Warrants remain outstanding, such number of shares of Common Stock sufficient to enable the full exercise of the then outstanding Warrants.

3.5 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Certificate of Incorporation or the Company’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Purchasers through the EDGAR system), or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (b) any agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary is bound or to which any of their respective assets or properties is subject.

3.6 Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than filings that have been made or consents that have been obtained pursuant to the rules and regulations of Nasdaq, applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file or obtain within the applicable time periods.

3.7 SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2012 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has not received any letters of comment from the staff of the Commission that have not been satisfactorily resolved as of the date hereof.

3.8 Financial Statements. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.9 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting in any material respect or changed its principal registered public accounting firm, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities, except pursuant to existing Company equity compensation plans. The Company does not have pending before the Commission any request for confidential treatment of information.

3.10 Internal Controls. The Company is in compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company in all material respects. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308 of Regulation S-K) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

3.11 Accountants. To the Company’s knowledge, each of BDO USA LLP and PricewaterhouseCoopers LLP (the “Auditors”), which have expressed their opinion with respect to the Company’s financial statements as of December 31, 2012 and 2011, respectively, and included in the SEC Reports (including the related notes), is “independent” with respect to the Company within the meaning of Regulation S-X promulgated by the Commission and has been “independent” within such meaning at all times since its engagement by the Company. The Company has made such disclosure of non-audit services performed by the Auditors in its proxy statements with respect to its annual meetings of its stockholders as is required under the Exchange Act, Securities Act and the rules and regulations of the Commission promulgated thereunder, and all such non-audit services have been approved in advance by the audit committee of the Board of Directors. To the knowledge of the Company, each of the Auditors are a registered public accounting firm as required by the Securities Act and the Sarbanes-Oxley Act of 2002 and the corresponding rules and regulations of the Commission promulgated thereunder.

3.12 Litigation. Except as disclosed in the SEC Reports or on Schedule 3.12, there are no pending or, to the Company’s knowledge, threatened legal or governmental proceedings against the Company or any of its subsidiaries, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body (including, without limitation, the Commission) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries wherein an unfavorable decision, ruling or finding could adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under Transaction Documents. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty except as disclosed in the Company’s definitive Proxy Statement filed on January 28, 2013. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

3.13 Material Contracts.

(a) For purposes of this Agreement, “Material Contract” shall mean the following to which the Company or any Subsidiary is a party or any of their assets are bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the Commission;

(ii) any employment or consulting contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company, (y) member of the Board of Directors, or (z) Company employee providing for an annual base salary in excess of $200,000;

(iii) any contract providing for indemnification or any guaranty by the Company, in each case that is material to the Company, other than any contract providing for indemnification of customers or other Persons pursuant to contracts entered into in the ordinary course of business;

(iv) any contract that purports to limit in any material respect the right of the Company (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v) any contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company of assets with a fair market value in excess of $250,000;

(vi) any contract that contains any provision that requires the purchase of all of the Company’s requirements for a given product or service from a given third party, which product or service is material to the Company;

(vii) any contract that obligates the Company to conduct business on an exclusive or preferential basis with any third party;

(viii) any partnership, joint venture or similar contract that is material to the Company;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $250,000, other than accounts receivables and payables;

(x) any employee collective bargaining agreement or other contract with any labor union;

(xi) any other contract under which the Company is obligated to make payment or incur costs in excess of $250,000 in any year and which is not otherwise described in clauses (i)–(x) above;

(xii) any contract which is not otherwise described in clauses (i)-(xi) above that is material to the Company; or

(xiii) any contract relating to material Company IP.

(b) (i) All of the Material Contracts are valid and binding on the Company or its Subsidiaries, enforceable against it in accordance with its terms, and are in full force and effect, subject to laws of general application relating to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy, (ii) neither the Company or any Subsidiary nor, to the knowledge of the Company, any third party is in violation of any provision of, or failed to perform any obligation required under the provisions of, any Material Contract, except as disclosed in Schedule 3.13 and (iii) neither the Company or any Subsidiary nor, to the knowledge of the Company, any third party, is in breach, or has received written notice of material breach, of any Material Contract, except as disclosed in Schedule 3.13.

3.14 Transactions with Affiliates. Except as disclosed in the SEC Reports, none of the officers or directors of the Company and, to the Company’s knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.15 Tax Matters. The Company and each Subsidiary has timely prepared and filed all material tax returns required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole. All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

3.16 Insurance. The Company and each Subsidiary maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

3.17 Environmental Matters. Neither the Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws; and there is no pending or, to the Company’s knowledge, threatened investigation that might lead to such a claim; in each case that individually or in the aggregate could be reasonably expected to result in a Material Adverse Effect.

3.18 Labor Relations.

(a) The Company is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. The Company has not violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(b) (i) There are no labor disputes existing, or to the Company’s knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company’s employees, (ii) there are no unfair labor practices or petitions for election pending or, to the Company’s knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to the Company’s employees, (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company and (iv) to the Company’s knowledge, the Company enjoys good labor and employee relations with its employees and labor organizations.

(c) The Company is, and at all times has been, in compliance in all material respects with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization. There are no claims pending against the Company before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983 or any other federal, state or local law, statute or ordinance barring discrimination in employment.

(d) Except as disclosed in the SEC Reports, the Company is not a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control liability or obligation, including, without limitation, any “excess parachute payment,” as defined in Section 280G(b) of the Internal Revenue Code.

(e) Each employee benefit plan is in compliance with all applicable law.

(f) Neither the Company nor any of its Subsidiaries have any liabilities, contingent or otherwise, including, without limitation, liabilities for retiree health, retiree life, severance or retirement benefits, which are not fully reflected, to the extent required by GAAP, on the balance sheet of the Company or fully funded. The term “liabilities” used in the preceding sentence shall be calculated in accordance with reasonable actuarial assumptions.

(g) Neither the Company nor any of its subsidiaries has (i) terminated any “employee pension benefit plan” as defined in Section 3(2) of ERISA (as defined below) under circumstances that present a material risk of the Company or any of its Subsidiaries incurring any liability or obligation that would be reasonably likely to have a Material Adverse Effect, or (ii) incurred or expects to incur any outstanding liability under Title IV of the Employee

Retirement Income Security Act of 1974, as amended and all rules and regulations promulgated thereunder (“ERISA”).

3.19 Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree, or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, in each case in any material respect.

3.20 Certificates, Authorities and Permits. The Company and each Subsidiary possess, in all material respects, adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit.

3.21 Title to Assets. The Company and each Subsidiary has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

3.22 Intellectual Property.

(a) Unless otherwise expressly provided herein, the following terms, whenever used in this Agreement, shall have the meanings ascribed to them in this Section 3.22(a):

(i) “Company IP” means (i) all Intellectual Property Rights used in the conduct of the business of the Company as currently conducted by the Company, and (ii) all other Company-Owned IP.

(ii) “Company-Owned IP” means all Intellectual Property Rights in which the Company has an ownership interest.

(iii) “Company Registered Intellectual Property” means all Registered Intellectual Property in which the Company has an ownership interest.

(iv) “Company Products” means, collectively, (i) all products and services that are currently being marketed, licensed, sold, leased, released, auctioned, distributed,

or performed, , by or on behalf of the Company, and (ii) all products or services currently under development by the Company that the Company is contractually obligated to develop.

(b) The Company (i) owns and has independently developed or acquired, or (ii) has the valid right or license (exclusive or non-exclusive, as applicable) to use, all Company IP. To the Company’s knowledge, the Company IP is sufficient for the conduct of the business of the Company as currently conducted and as currently proposed to be conducted by the Company.

(c) The Company has not (i) transferred any ownership interest in any material Company-Owned IP to any third party other than pursuant to the Strategic Alliance Agreement dated as of July 22, 2005 between Quest Diagnostics Incorporated (“Quest Diagnostics”) and the Company (as amended from time to time, the “Quest Agreement”), (ii) knowingly permitted any material Company-Owned IP to enter the public domain, or (iii) permitted any material Company Registered Intellectual Property or application therefor to lapse (other than through the natural expiration of Registered Intellectual Property at the end of its maximum statutory term or the abandonment of trademarks or service marks in the ordinary course of business using reasonable business judgment) and other than in respect of diagnostic tests or possible diagnostic tests outside of the Company’s ovarian cancer franchise.

(d) The Company owns and has good title to all Company-Owned IP material to the Company’s business as currently conducted and as currently proposed to be conducted by the Company (“Material IP”), free and clear of any Liens (other than any licenses granted under the Quest Agreement). The Company’s right, license and interest in and to all material Third Party Intellectual Property Rights that are licensed, leased or subscribed by the Company are free and clear of all Liens (excluding restrictions contained in the applicable license, lease or subscription agreements with such third parties).

(e) None of the execution and delivery or effectiveness of any Transaction Document, the consummation of the transactions contemplated thereby and the performance by the Company of its obligations under the Transaction Documents to which it is a party or signatory, will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company-Owned IP, impair the right of the Company to use, possess, sell, license or otherwise commercially exploit any Company-Owned IP or any portion thereof, or result in the breach of any contract relating to any Company-Owned IP. After the Closing, all Company-Owned IP will be fully transferable, alienable or licensable by the Company without additional restriction and without additional payment of any kind to any third party, subject to any existing license and distribution agreements with third parties.

(f) Each item of Company Registered Intellectual Property material to the Company’s business as currently conducted and as currently proposed to be conducted by the Company (“Material Registered Intellectual Property”) is valid and subsisting (or, in the case of applications, applied for and pending), all registration, maintenance and renewal fees currently due in connection with such Material Registered Intellectual Property have been or will be timely paid, and all documents, recordations and certificates in connection with such Material Registered Intellectual Property currently required to be filed have been or will be timely submitted to the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Intellectual Property and recording the Company’s ownership interests therein.

(g) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP by any third party, including any employee or contractor, or former employee or contractor of the Company, and the Company has not initiated any lawsuit, proceeding, mediation or arbitration for infringement or misappropriation of any Intellectual Property Right.

(h) The Company has not (i) been sued in any Action (or received any written notice or, to the knowledge of the Company, of any allegation or threat) that involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right or which contests the validity, ownership or right of the Company to exercise, commercially exploit or otherwise use any Intellectual Property Right, (ii) received any written communication that puts the Company on notice of or involves an offer to license or grant any Third Party Intellectual Property Right or immunities in respect thereof, or (iii) received any written notice or, to the knowledge of the Company, of any allegation or threat that questions or contests the validity or enforceability of any Company-Owned IP, including without limitation any item of Company Registered Intellectual Property. The Company has not received any written opinion of legal counsel that any Company Product or the operation of the business of the Company, as previously or currently conducted, infringes, violates or misappropriates any Third Party Intellectual Property Rights.

(i) To the knowledge of the Company, the operation of the business of the Company as such business is currently conducted and, as currently proposed to be conducted by the Company, including (i) the design, development, manufacturing, production, reproduction, marketing, licensing, sale, offer for sale, importation, exportation, distribution, provision, commercial exploitation or use of any Company Product, and (ii) the Company’s use of any product, device or process used in the business of the Company as currently conducted and, to the knowledge of the Company, as currently proposed to be conducted by the Company, does not and will not infringe or misappropriate any Third Party Intellectual Property Rights and, to the knowledge of the Company, does not and will not constitute unfair competition or unfair trade practices under the laws of any jurisdiction in which the Company conducts business.

(j) None of the Material IP, the Company Products or the Company is subject to any judicial or governmental Action or outstanding order (i) restricting in any manner the use, transfer, or licensing by the Company of any Company-Owned IP or any Company Product, or which may affect the validity, use or enforceability of any such Company-Owned IP or Company Product, or (ii) restricting the conduct of the business of the Company in order to accommodate Third Party Intellectual Property Rights. The Company has not lost any rights to commercially exploit the Material IP by failure to comply with a rule of a governmental regulatory authority.

(k) The Company has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, authorship, reduction to practice, creation or development of any Material IP, a written and executed assignment of all rights, title and interests in any Intellectual Property Rights in such Company-

Owned IP, assigning all such third party’s Intellectual Property Rights in such contribution that the Company does not already own by operation of law, and no such third party has retained any rights or licenses with respect thereto.

(l) To the Company’s knowledge, no current employee, consultant or independent contractor, or any former employee, consultant or independent contractor, of the Company (i) is in violation of any term or covenant of any contract relating to employment, invention disclosure, invention or Intellectual Property Rights assignment, non-disclosure or non-competition or any other contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission, (ii) has developed any technology, software, media or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work, or (iii) has any right, license, claim or interest whatsoever in or with respect to any Material IP (or has made or alleged any such claim or interest in any Material IP).

(m) To the Company’s knowledge, the employment of any employee of the Company or the use by the Company of the services of any consultant or independent contractor does not subject the Company to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such liability is based on contractual or other legal obligations to such third party.

(n) The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all commercially valuable confidential or non-public information included in the Material IP. All use, disclosure or appropriation of such information owned by the Company by or to a third party has been pursuant to the terms of a written confidentiality and/or license agreement or other legal binding arrangement between the Company and such third party. All use, disclosure or appropriation of such information by the Company not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such information, or is otherwise lawful.

3.23 FDA and Related Matters.

(a) (i) The Company has not failed to file with the relevant regulatory authorities (including, without limitation, the FDA or any foreign, federal, provincial, territorial, state or local governmental or regulatory authority performing functions similar to those performed by the FDA) any required filing, declaration, listing, registration, report or submission; (ii) all such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable laws appropriate for the stage of product development when filed; and (iii) no deficiencies have been asserted by any applicable regulatory authority (including, without limitation, the FDA or any foreign, federal, provincial, territorial, state or local governmental or regulatory authority performing functions similar to those performed by the FDA) with respect to any such filings, declarations, listings, registrations, reports or submissions that remain unresolved.

(b) To the Company’s knowledge, with regard to the Company’s products and product candidates, all of the manufacturing facilities and operations of the Company and its U.S. and foreign suppliers are in compliance in all material respects with applicable FDA and comparable regulations, including but not limited to current good manufacturing practices appropriate for the stage of product development and laws and standards related to marketing, promotion, imports and exports, and off-label uses, if applicable.

(c) (i) Any preclinical tests and clinical trials associated with the Company’s products were, and if still pending are, to the Company’s knowledge, being conducted in all material respects in accordance with protocols filed with the appropriate regulatory authorities for each such test or trial and in accordance with applicable law, and with standard medical and scientific research procedures; (ii) to the Company’s knowledge, the descriptions in the SEC Reports of the results of the Company’s clinical studies relating to the Company’s products and product candidates are, as of the dates of such reports, accurate in all material respects and fairly present the data derived from such studies; and following the date of the SEC Reports containing such descriptions, except as otherwise disclosed in a subsequent SEC Report, the Company has not become aware of any information that is inconsistent with such clinical study results or which would otherwise call into question such clinical study results as described in such SEC Report; (iii) the Company has not received any notices or other correspondence from the FDA or any committee thereof or from any other U.S. or foreign government or drug or medical device regulatory agency or review board requiring or recommending the termination or suspension of any clinical trials related to the Company’s products and product candidates; and (iv) the Company has no knowledge of any studies or tests the results of which call into question the efficacy, safety, or approvability by the FDA or its foreign equivalents of the products or product candidates of the Company.

(d) There are no current actions by the FDA or any other governmental authority to revoke, suspend, cancel, modify or withdraw any product approval, clearance, license, clinical trial, investigation, registration, or other material license with respect to any of the Company’s products and product candidates and, to the knowledge of the Company, there are no existing circumstances that would furnish the basis of such actions.

(e) Neither the Company nor any employee of the Company, nor to the knowledge of the Company, any Person retained by the Company, has made on behalf of the Company any material false statements or material omissions in any application or other submission relating to the Company’s products and product candidates to the FDA or other governmental authority.

(f) The Company has available all (i) FDA, or its foreign equivalent, inspection reports, (ii) notices of adverse findings and (iii) warnings, untitled letters, minutes of meetings or other correspondence from the FDA or other governmental authorities concerning the Company’s products and product candidates in which the FDA or such other governmental authority asserted that the operations of the Company may not be in compliance with applicable laws or that the Company’s products and product candidates may not be safe, effective or approvable.

3.24 Compliance with Nasdaq Continued Listing Requirements. The Company is, and has no reason to believe that it will not, upon the issuance of the Securities hereunder, continue to be, in compliance with the listing and maintenance requirements for continued listing on Nasdaq. Assuming the representations and warranties of the Purchasers set forth in Section 4.2 are true and correct in all material respects, the consummation of the transaction contemplated by the Transaction Documents does not contravene the rules and regulations of Nasdaq. There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the Common Stock on Nasdaq and the Company has not received any notice of, nor to the Company’s knowledge is there any basis for, the delisting of the Common Stock from Nasdaq except as disclosed in Schedule 3.24.

3.25 Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities and exercise in full of the Warrants.

3.26 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents except for the amounts owed to Emerging Growth Equities, Ltd. pursuant to the agreement dated December 4, 2012 as set forth on Schedule 3.26. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

3.27 No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

3.28 No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the Securities Act.

3.29 Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in ARTICLE IV, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby.

3.30 Form S-3 Eligibility. The Company is eligible to register the resale of the Securities for resale by the Purchaser on Form S-3 promulgated under the Securities Act.

3.31 Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

3.32 Foreign Corrupt Practices. Neither the Company nor any Subsidiary, to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of FCPA.

3.33 Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

3.34 Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

3.35 Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

3.36 Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the SEC Reports or any certificate or other document furnished or to be furnished to the Purchasers pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein):

4.1 Organization; Authority. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.2 Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is an “accredited investor” as defined in Rule 501 under the Securities Act. Such Purchaser is not a broker-dealer registered under Section 15 of the Exchange Act. Each Purchaser is acting alone in its determination as to whether to invest in the Securities. Each such Purchaser is not party to any voting agreements or similar arrangements with respect to the Securities, except the Stockholders Agreement. Each such Purchaser is not a member of a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, voting or disposing of the Securities, except as may have been disclosed to the Company prior to the Closing Date.

4.3 General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.4 Purchase Entirely for Own Account. The Securities to be received by such Purchaser hereunder will be acquired for such Purchaser’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Securities for any period of time.

4.5 Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

4.6 Disclosure of Information. Such Purchaser has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. Such Purchaser acknowledges receipt of copies of the SEC Reports. Neither such inquiries nor any other due diligence investigation conducted by such Purchaser shall modify, limit or otherwise affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement.

4.7 Restricted Securities. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred except (i) pursuant to an exemption from registration under the Securities Act or pursuant to an effective registration statement in compliance with Section 5 under the Securities Act and (ii) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

4.8 Commissions. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or a Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Purchaser.

The Company acknowledges and agrees that the representations contained in ARTICLE IV shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

ARTICLE V.

OTHER AGREEMENTS OF THE PARTIES

5.1 Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement under the Securities Act or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 5.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

(b) The Purchasers agree to the imprinting, so long as is required by this Section 5.1, of a legend on any of the Securities in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT.

(c) Certificates evidencing the Shares and Warrant Shares shall not contain any legend (including the legend set forth in Section 5.1(b) hereof), (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Shares or Warrant Shares pursuant to Rule 144, (iii) if such Shares or Warrant Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and Warrant Shares and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date if required by the Transfer Agent to effect the removal of the legend hereunder. If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, or if such Shares or Warrant Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144, or if the Shares or Warrant Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares or Warrant Shares or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Warrant Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 5.1(c), it will, no later than three Trading Days following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate representing Shares or Warrant Shares, as the case may be, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 5.1. Certificates for Securities subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser.

5.2 Furnishing of Information; Public Information. Until the earliest of the time that (i) no Purchaser owns Securities or (ii) the Warrants have expired, the Company covenants to maintain the registration of the Common Stock under Section 12(b) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.

5.3 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of Nasdaq such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

5.4 Securities Laws Disclosure; Publicity. The Company shall (a) by 9:30 a.m. (New York City time) on the Trading Day immediately following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of the Principal Purchasers, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

5.5 Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

5.6 Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for funding operations or for working capital or other general corporate purposes.

5.7 Indemnification of Purchasers. Subject to the provisions of this Section 5.7, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders,

members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Parties, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Parties may have with any such stockholder or any violations by such Purchaser Parties of state or federal securities laws or any conduct by such Purchaser Parties which constitutes fraud, gross negligence, willful misconduct or malfeasance of such Purchaser Party). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 5.7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

5.8 Reservation of Common Stock. The Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to this Agreement and Warrant Shares pursuant to any exercise of the Warrants.

5.9 Listing of Common Stock. The Company hereby agrees to use reasonable best efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed, and, as promptly as practicable following the Closing, to secure the listing of all of the Shares and Warrant Shares on such Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the Shares and Warrant Shares, and will take such other action as is necessary to cause all of the Shares and Warrant Shares to be listed or quoted on such other Trading Market as promptly as possible. The Company will then take all action reasonably necessary to continue the listing or quotation and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Purchasers agree to cooperate in good faith, if necessary, to restructure the transactions contemplated by the Transaction Documents such that they do not contravene the rules and regulations of Nasdaq; provided, however, that such restructuring does not impact the economic interests of the Purchasers contemplated under the Transaction Documents. The Purchasers agree to provide information reasonably requested by the Company to comply with this Section 5.9 and Section 3.24.

5.10 Equal Treatment of Purchasers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration is also offered to all of the parties to this Agreement. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

5.11 Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser. The Purchaser shall provide any information reasonably requested by the Company to comply with Section 5.11.

5.12 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Shares and Warrant Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

5.13 Conduct of Business of the Company Pending the Closing. The Company shall, during the period from the date of this Agreement until the earlier of (i) the Closing, or (ii) the termination of this Agreement in accordance with the terms hereof, except as expressly contemplated by the Transaction Documents or as required by applicable laws or with the prior written consent of the Principal Purchasers, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it during such period. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing, except as otherwise expressly contemplated by the Transaction Documents or as required by applicable laws, the Company shall not, without the prior written consent of the Principal Purchasers:

(a) amend or propose to amend its Certification of Incorporation or Bylaws, except to increase the size of the Board of Directors as contemplated by the Stockholders Agreement;

(b) (i) split, combine or reclassify any Company securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company securities, or (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock;

(c) issue, sell, pledge, dispose of or encumber any Company securities, other than (i) the issuance of shares of Common Stock upon the exercise of any Company equity award outstanding as of the date of this Agreement in accordance with its terms, or (ii) the issuance of shares of Common Stock in respect of other equity compensation awards outstanding under the equity compensation plans as of the date of this Agreement in accordance with their terms;

(d) make any awards under equity compensation plans or stock incentive plans of the Company, except for options to such Persons and in such amounts as may be mutually agreed upon in writing by the Principal Purchasers;

(e) except as required by applicable laws or by any Company employee benefit plan or contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new, or amend in any material respect any existing, employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company employee benefit plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company employee benefit plan if it were in existence as of the date of this Agreement, or make any contribution to any Company employee benefit plan, other than contributions required by law, the terms of such Company employee benefit plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(f) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person;

(g) transfer, license, sell, lease or otherwise dispose of any material assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise);

(h) repurchase, prepay or incur any material indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(i) enter into, or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Material Contract or any lease with respect to material real estate or any other contract or lease that, if in effect as of the date hereof would constitute a Material Contract or lease with respect to material real estate hereunder;

(j) institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other governmental authority, other than (i) any Action brought against the Purchasers arising out of a breach or alleged breach of this Agreement by the Purchasers, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the SEC Reports; provided that the Company shall not settle or agree to settle any Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(k) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable laws;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract with respect to any joint venture, strategic partnership or alliance;

(m) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Material IP, other than in the ordinary course of business consistent with past practice, or fail to comply with any governmental regulatory agency rule that would jeopardize the Company’s ability to fully exploit the Company IP; or

(n) agree or commit to do any of the foregoing.

5.14 Other Actions. Except as otherwise set forth in this Agreement, from the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms hereof, the Company and the Purchasers shall not, and shall not permit any of their respective Affiliates to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

5.15 Access to Information. From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms hereof, the Company shall afford to the Purchasers and their representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company, and the Company shall, furnish promptly to the Purchasers such other information concerning the business and properties of the Company as the Purchasers may reasonably request from time to time. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any law (it being agreed that the parties shall use their commercially reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to the Purchasers pursuant to this Agreement.

ARTICLE VI.

TERMINATION

6.1 Termination. The obligations of the Company, on the one hand, and the Purchasers, on the other hand, to effect the Closing shall terminate as follows:

(a) Upon the mutual written consent of the Company and the Purchasers;

(b) By the Company if any of the conditions set forth in Section 2.4(a) shall have become incapable of fulfillment, and shall not have been waived by the Company;

(c) By a Purchaser (with respect to itself only) if any of the conditions set forth in Section 2.4(b) shall have become incapable of fulfillment, and shall not have been waived by the Purchaser; or

(d) By either the Company or any Purchaser (with respect to itself only) if the Closing has not occurred on or prior to May 31, 2013, provided, however, that the Principal Purchasers may, in their sole discretion, extend such date to July 31, 2013 in the event shareholder approval is required;

provided, however, that, except in the case of clause (a) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

6.2 Notice of Termination; Effect of Termination. In the event of termination by the Company or any Purchaser of its obligations to effect the Closing pursuant to this ARTICLE VI, written notice thereof shall forthwith be given to the other Purchasers by the Company and the other Purchasers shall have the right to terminate their obligations to effect the Closing upon written notice to the Company and the other Purchasers. Nothing in this ARTICLE VI shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

ARTICLE VII.

MISCELLANEOUS

7.1 Fees and Expenses. The parties hereto shall pay their own costs and expenses in connection herewith, except that the Company shall pay the reasonable fees and expenses of Willkie Farr & Gallagher LLP not to exceed $100,000, regardless of whether the transactions contemplated hereby are consummated; it being understood that Willkie Farr & Gallagher LLP has only rendered legal advice to Oracle and not to the Company or any other Purchaser in connection with the transactions contemplated hereby, and that each of the Company and each Purchaser has relied for such matters on the advice of its own respective counsel. Such expenses shall be paid upon demand. The Company shall reimburse the Purchasers upon demand for all reasonable out-of-pocket expenses incurred by the Purchasers, including without limitation reimbursement of attorneys’ fees and disbursements, in connection with any amendment, modification or waiver of this Agreement or the other Transaction Documents.

7.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

7.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

(i) if to the Company, to Vermillion, Inc., 12117 Bee Caves Road, Building Three, Suite 100, Austin, Texas 78738 (facsimile: 512-439-6980), Attention: Thomas McLain, with a copy to Paul Hastings LLP, 1117 S. California Ave., Palo Alto, CA 94304 (facsimile: 650-320-1984), Attention: Robert Claassen; and

(ii) if to the Purchasers, to their respective addresses as set forth on Exhibit A attached hereto, with a copy to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 (facsimile 212-728-9592), Attention: Jeffrey Hochman.

7.4 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Principal Purchasers or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

7.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

7.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 5.7.

7.8 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

7.9 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

7.10 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

7.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

7.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

7.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.15 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereof or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

VERMILLION, INC.

By:	/s/ Thomas McLain
Name: Thomas McLain Title: President and CEO

ORACLE PARTNERS, LP

By:	/s/ Aileen Wiate
Name: Aileen Wiate
Title: Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

ORACLE TEN FUND MASTER, LP

By:	/s/ Aileen Wiate
Name: Aileen Wiate
Title: Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

FEINBERG FAMILY TRUST

By:	/s/ Adam Usdan
Name: Adam Usdan
Title: Trustee

[Signature Page to Securities Purchase Agreement]

/s/ Michael Gordon
Name: Michael Gordon

[Signature Page to Securities Purchase Agreement]

/s/ Larry Mehren
Name: Larry Mehren

[Signature Page to Securities Purchase Agreement]

/s/ Matthew Strobeck
Name: Matthew Strobeck

[Signature Page to Securities Purchase Agreement]

THE SEAMARK FUND L.P.

By:	/s/ John D. Fraser
Name: John D. Fraser
Title: Managing Partner, Seamark Capital, LP

[Signature Page to Securities Purchase Agreement]

/s/ Jack W. Schuler
Name: Jack W. Schuler

[Signature Page to Securities Purchase Agreement]

TINO HANS SCHULER TRUST

By:	/s/ H. George Schuler
Name: H. George Schuler
Title: Trustee

[Signature Page to Securities Purchase Agreement]

TANYA EVE SCHULER TRUST

By:	/s/ H. George Schuler
Name: H. George Schuler
Title: Trustee

[Signature Page to Securities Purchase Agreement]

THERESE HEIDI SCHULER TRUST

By:	/s/ H. George Schuler
Name: H. George Schuler
Title: Trustee

[Signature Page to Securities Purchase Agreement]